Exhibit 10.1

January 31, 2018

Caesar J. Belbel

[Address]

Dear Caesar:

This letter follows up on our recent discussions concerning the termination of your employment with ZIOPHARM Oncology, Inc. (the “Company1”). To assist you in your transition, the Company is offering to you certain transitional benefits in exchange for the general release of claims and other terms set forth below. Unless you rescind your assent as set forth in paragraph 10, this agreement (“Agreement”) shall be effective on the eighth (8th) day after you sign it (the “Effective Date”), at which time it shall become final and binding on all parties.

The specific terms of the Agreement are as follows:

1. Termination of Employment. Your employment with the Company will end effective February 15, 2018 (the “Separation Date”). The Company will pay you all wages earned and any accrued and unused vacation time in accordance with the Company’s policies through your Separation Date. You will receive these amounts regardless of whether you sign this Agreement.

2. Transition Pay.

(a) As provided in your Amended and Restated Employment Agreement dated June 1, 2015 (“Employment Agreement”), subject to your execution of this Agreement, the Company will provide you with a special lump sum transition payment in the gross amount of $375,000 (the “Separation Payment”). This payment is an amount equal to 100% of your current base salary.

(b) As also provided in the Employment Agreement, subject to your execution of this Agreement, the Company will provide you with a lump sum payment in the gross amount of $47,260.27 (the “Bonus Payment”). This payment is an amount equal to your 2018 target bonus amount, prorated based upon your number of days worked in 2018.

[1]	Except for the obligations set forth in paragraphs 2 and 3, which shall be solely the obligations of ZIOPHARM Oncology, Inc., whenever the terms “ZIOPHARM Oncology, Inc.,” or the “Company” are used in this Agreement (including, without limitation, paragraph 9), they shall be deemed to include ZIOPHARM Oncology, Inc. and any and all of its parents, predecessors, divisions, affiliates and subsidiaries and all related entities, and its and their past and present directors, officers, employees, agents, shareholders, trustees, members, fiduciaries, successors and assigns.

(c) The Company reserves the right to withhold from any payments (including but not limited to the Separation Payment and Bonus Payment) to you all sums that it is required or allowed to withhold pursuant to applicable tax withholding laws or regulations. You shall remain solely responsible for any and all income or other taxes due by you or assessed against you on payments made to you.

(d) Any amounts you owe to the Company, such as outstanding personal advances, loans, vacation time advances, expenses or any other amount shall be deducted from any payments made to you.

(e) The amounts payable to you under this paragraph 2 will be made within 90 days after the Separation Date (the “Payment Commencement Date”); provided that (1) the Company timely receives your executed Agreement, (2) you do not revoke the release during the Revocation Period described in paragraph 10, and you have returned all Company property described in paragraph 4 by such date. Failure to meet each of these conditions by the Payment Commencement Date will result in forfeiture of the amounts otherwise payable to you under this paragraph 2.

3. Benefits.

(a) Medical and Dental Insurance. Upon the termination of your employment, you and your dependents may be eligible to continue your health and/or dental insurance coverage under the company-sponsored plan(s) in which you were enrolled during your termination (the “Plan”), pursuant to the terms of the Plan and federal COBRA. If you are eligible, and in the event you elect COBRA continuation coverage, in accordance with the Employment Agreement and subject to your execution of this Agreement, the Company will pay the employer portion of the premium cost of your continuation coverage for a period of twelve months from your Separation Date (“Benefits Continuation”). You will remain responsible for the employee portion of the premium cost. Thereafter, you will be responsible for remitting the full premium cost for such continuation coverage.

You understand and acknowledge that it is solely your responsibility to elect COBRA continuation coverage within the timeframe and in accordance with the Plan’s procedures if you are eligible and you desire such coverage. Your rights and obligations under such insurance plans shall be governed by the specific terms of the Plans and COBRA. Information concerning COBRA rights, coverage and election will be sent to you under separate cover.

(b) Stock Acceleration. Provided you execute this Agreement, pursuant to your Employment Agreement, all Unvested Stock Awards (as defined in the Employment Agreement) will vest as of the Separation Date.

(c) Time to Exercise Stock Options. Notwithstanding anything to the contrary in the Employment Agreement, provided you execute this Agreement, you will have one year from the Separation Date to exercise any vested Stock Options (as defined in the Employment Agreement).

(d) Unemployment Compensation. The Company agrees that if you decide to seek unemployment compensation benefits, it will not contest your application for unemployment compensation. The Company, however, will not provide any false information to the state agency. The Company makes no representations concerning your eligibility for unemployment compensation. You acknowledge and understand that any determination as to your eligibility for unemployment compensation is made solely by the state agency to which you apply for such benefits.

(e) Other Benefits. Except as specifically set forth in this Agreement, and except as to any vested benefits, your right to, and participation in, all employee benefit plans of the Company shall terminate as of your Separation Date in accordance with the specific terms of each plan. To the extent you have any vested assets in any employee benefit plan of the Company, the status and treatment of any such assets shall be governed by the applicable terms of such plan.

4. Acknowledgements. You acknowledge and agree that:

(a) this Agreement, the Separation Payment, Bonus Payment, Benefits Continuation and Stock Acceleration are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and you;

(b) but for your execution of this Agreement, the Separation Payment, Bonus Payment, Benefits Continuation and Stock Acceleration provided for herein is not otherwise due or owing to you under any employment agreement (oral or written); and

(c) except for (a) any unpaid regular wages (including accrued but unused vacation time) earned through (and including) the Separation Date, which shall be paid by the Company and (b) any vested monies due to you pursuant to any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company under the Employment Agreement or otherwise.

5. Return of Company Property. In exchange for your execution of this Agreement, the Company will allow you to keep the following items of Company property: Lenovo T440S Laptop, iPhone 6S Plus Cell Phone, iPad, Printer. You otherwise agree to return to the Company, and agree that you will retain no copies of: (a) all originals and copies of any proprietary or confidential information and trade secrets of the Company, whether in print, electronic or other form; (b) all originals and copies of Company and customer files, written materials, records and other documents, whether in print, electronic or other form, whether made by you or coming into your possession during the course of your employment with the Company; (c) all identification cards, keys, security passes or other means of access to Company facilities; (d) all credit cards, telephone cards, telephones, computer or other office equipment; and (e) any other property of the Company in your possession, custody or control. All such property must be returned on or before your Separation Date.

6. Nondisparagement. You agree that you will not directly or indirectly make or ratify any statement, public or private, oral or written, that disparages, either professionally or personally, the Company or that is derogatory or untruthful in any material respect about the Company.

7. Confidentiality.

(a) You agree to keep the existence, terms and negotiations of this Agreement strictly confidential and shall not disclose these matters to anyone, in words or in substance, except: (i) to your attorneys, financial advisors, and immediate family members, provided that they first agree to keep all such matters confidential; (ii) to any taxing authority in connection with any requirement to provide information thereto; and (iii) to the extent required or allowed by law or to the extent necessary to enforce rights under this Agreement; provided however that (except as set forth in paragraph 7(b) and (c) below) if you anticipate or are required to make disclosure pursuant to this subparagraph (iii), you shall inform the Company’s Chief Executive Officer at the Company’s headquarters in Boston, Massachusetts in advance of any disclosure at least ten (10) days prior to such disclosure whenever possible, and where not possible, with as much advance notice as possible. Nothing in this Agreement shall limit the rights of any government agency or any party’s right of access to, participation or cooperation with any government agency.

(b) You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.

(c) You agree to abide by any applicable common law and/or statutory obligations relating to the protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interests of the Company. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8. Non-Filing of Complaint or Charges. You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company.

9. Release of All Claims.

(a) You hereby acknowledge and agree that by signing this Agreement and accepting the Severance Payment, Bonus Payment, Benefits Continuation and Stock Acceleration, you are waiving your right to assert any form of legal claim against the Company (as defined in footnote number 1) of any kind whatsoever from the beginning of time through and including the date you sign this Agreement, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company up through and including the date you sign this Agreement. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(b) Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(i) Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Civil Rights Act of 1991, and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the date you sign this Agreement;

(ii) Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the date you sign this Agreement. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(iii) Claims under any local, state or federal common law theory; and

(iv) any other Claim arising under other local, state or federal law.

(c) The general release in this paragraph 9 is not affected or limited by the recitation of the specific releases in this paragraph 9.

(d) Because you are at least forty (40) years of age, you have specific rights under the ADEA and OWBPA, which prohibit discrimination on the basis of age. The release in this paragraph 9 is intended to release any Claim you may have against the Company alleging discrimination on the basis of age under the ADEA, OWBPA and other laws. Notwithstanding anything to the contrary in this Agreement, the release in this paragraph 9 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

(e) Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(f) The general release in this paragraph 9 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

10. Notice and Right to Consider. You are advised to consult with an attorney before executing this Agreement. In any event, you should thoroughly review and understand the effect of this Agreement and its release before taking action upon them. Because you are at least age 40, and consistent with the provisions of the OWBPA, the Company is providing you with thirty (30) days from the Separation Date to consider and accept the terms of this Agreement. You acknowledge that if you sign this Agreement prior to the expiration of the 30-day period that you did so voluntarily. The parties expressly agree that any modifications to this Agreement, whether material or not, shall not extend the 30-day period you have to consider this Agreement. You will also have seven (7) days following your execution of this Agreement to revoke it (the “Revocation Period”). For purposes of clarification and the removal of doubt, the Revocation Period shall commence immediately upon the Company’s receipt of this Agreement executed by you. If you wish to revoke your acceptance of this Agreement, you must submit your revocation in writing to the Company’s Vice President of Human Resources at the Company’s headquarters within the Revocation Period. To be effective, your revocation must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested.

11. Miscellaneous.

(a) Non-Admission. This Agreement does not constitute an allegation, admission or acknowledgment by any party of any unlawful or improper act or conduct, all of which is expressly denied.

(b) Entire Agreement. This Agreement constitutes the full understanding and entire Agreement between you and the Company and supersedes any other agreements of any kind, whether oral or written, formal or informal; provided however, that the following agreements shall remain in full force and effect: the Invention, Non-Disclosure and Non-Competition Agreement that you signed with the Company on September 6, 2011 (a copy of which is attached as Exhibit A), the Employment Agreement, the 2012 Equity Incentive Plan, and the Restricted Stock Agreement. You represent and acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement.

(c) Waiver. The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(d) Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(e) Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts without regard to the conflict of law principles thereof. Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(f) Jury Waiver. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

(g) Severability. This Agreement is intended to be severable. Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions, and the application of such portion, term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be valid and enforceable to the fullest extent permitted by applicable law.

(h) Construction. The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

(i) Modifications. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Company and you.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If you wish to accept this Agreement, please sign and date the Agreement below and return it to me within the time period specified in paragraph 10, but in no event should you sign and return the Agreement before the Separation Date.

We wish you every success for the future.

Sincerely,

/s/ Laurence Cooper

Laurence Cooper

By signing this Agreement, I state that I have read it, I understand it, I agree with everything in it and I have signed it knowingly and voluntarily.

/s/ Caesar Belbel

Caesar J. Belbel

Date: February 15, 2018

EXHIBIT A

Invention, Non-Disclosure and Non-Competition Agreement

[copy follows this page]

INVENTION, NON-DISCLOSURE AND

NON-COMPETITION AGREEMENT

This Agreement is made this 6th day of September, 2011, between ZIOPHARM Oncology, Inc., having an address at One First Avenue, Parris Building #34, Navy Yard Plaza, Boston MA 02129 (hereinafter referred to as the “Company”), and Caesar J. Belbel, having an address at [Address] (“EMPLOYEE”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.	Proprietary Information

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plan, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or the Employee.

2.	Developments

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the law of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3.	Non-competition

(a) While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage in the business of developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing, marketing, selling or rendering) oncology products in the class of arsenicals, products in the phosphoramidic nitrogen mustard family and “mustard gas family,” anti-mitotics with the same mechanism as that in indibulin, and DNA-based biotherapeutic products involving in vivo expression of effectors for the treatment of cancer, or other products or product candidates that are in the same chemical family as or are otherwise substantially similar to those that have been or are being developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company; or

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

(b) If the Employee violates the provisions of Section 3(a), the Employee shall continue to be bound by the restrictions set forth in Section 3(a) until a period of one year has expired without any violation of such provisions.

4.	Non-Solicitation

(a) While the Employee is employed by the company and for a period of two years after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

(b) If the Employee violates the provisions of Section 4(a), the Employee shall continue to be bound by the restrictions set forth in Section 4(a) until a period of two years has expired without any violation of such provisions.

5.	Other Agreements

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company on Appendix A to this Agreement, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.	United States Government Obligations

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.	No Employment Contract

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her temporary employment will continue for any period of time.

8.	Miscellaneous

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.

(c) This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g) If any restriction set forth in Sections 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts(or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

Signature Page Follows.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ZIOPHARM Oncology, Inc.

Name:	Richard E. Bagley

Name:	/s/ Richard Bagley
signature

Title:	President, COO & CFO

Date:	September 6, 2011

Employee Name

Name:	Caesar J. Belbel

Name:	/s/ Caesar Belbel
signature

Date:	September 6, 2011